Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SIMMONS FIRST NATIONAL CORPORATION

AND

SPIRIT OF TEXAS BANCSHARES, INC.

Dated as of November 18, 2021

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		4

1.1.	Merger.	4
1.2.	Time and Place of Closing.	5
1.3.	Effective Time.	5
1.4.	Charter.	5
1.5.	Bylaws.	5
1.6.	Directors and Officers.	5
1.7.	Bank Merger.	5

ARTICLE 2 MANNER OF CONVERTING SHARES		6

2.1.	Conversion of Shares.	6
2.2.	Anti-Dilution Provisions.	6
2.3.	Treatment of Seller Equity Rights.	6
2.4.	Fractional Shares.	7

ARTICLE 3 EXCHANGE OF SHARES		8

3.1.	Exchange Procedures.	8
3.2.	Dissenting Shareholders.	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		11

4.1.	Organization, Standing, and Power.	11
4.2.	Authority of Seller; No Breach by Agreement.	11
4.3.	Capitalization of Seller.	12
4.4.	Capitalization of Seller Bank.	13
4.5.	Seller Subsidiaries.	13
4.6.	Regulatory Reports.	14
4.7.	Financial Matters.	15
4.8.	Books and Records.	17
4.9.	Absence of Undisclosed Liabilities.	17
4.10.	Absence of Certain Changes or Events.	17
4.11.	Tax.	17
4.12.	Assets.	19
4.13.	Intellectual Property; Privacy.	19
4.14.	Environmental Matters.	21
4.15.	Compliance with Laws.	21
4.16.	Foreign Corrupt Practices.	22
4.17.	Community Reinvestment Act Performance.	22
4.18.	Labor Relations.	23
4.19.	Employee Benefit Plans.	25
4.20.	Material Contracts.	27
4.21.	Agreements with Regulatory Authorities.	28
4.22.	Investment Securities.	29
4.23.	Derivative Instruments and Transactions.	29
4.24.	Legal Proceedings.	29
4.25.	Statements True and Correct.	30

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4.26.	State Takeover Statutes and Takeover Provisions.	30
4.27.	Opinion of Financial Advisor.	30
4.28.	Tax and Regulatory Matters.	30
4.29.	Loan Matters.	31
4.30.	Deposits.	32
4.31.	Allowance for Loan and Lease Losses.	32
4.32.	Insurance.	32
4.33.	OFAC; Sanctions.	32
4.34.	Brokers and Finders.	33
4.35.	Transactions with Affiliates and Insiders.	33
4.36.	No Investment Adviser Subsidiary.	33
4.37.	No Broker-Dealer Subsidiary.	33
4.38.	No Insurance Subsidiary.	33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		33

5.1.	Reserved.	33
5.2.	Organization, Standing, and Power.	34
5.3.	Authority; No Breach by Agreement.	34
5.4.	Capitalization of Buyer.	35
5.5.	Buyer Subsidiaries.	35
5.6.	Regulatory Reports.	35
5.7.	Financial Matters.	36
5.8.	Absence of Undisclosed Liabilities.	38
5.9.	Absence of Certain Changes or Events.	38
5.10.	Tax.	38
5.11.	Compliance with Laws.	39
5.12.	Legal Proceedings.	39
5.13.	Statements True and Correct.	39
5.14.	Tax and Regulatory Matters.	40
5.15.	Brokers and Finders.	40

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		40

6.1.	Affirmative Covenants of Seller.	40
6.2.	Negative Covenants of Seller.	41
6.3.	Covenants of Buyer.	45
6.4.	Reports.	45

ARTICLE 7 ADDITIONAL AGREEMENTS		46

7.1.	Registration Statement; Proxy Statement/Prospectus; Shareholder Approval.	46
7.2.	Acquisition Proposals.	47
7.3.	Exchange Listing.	49
7.4.	Consents of Regulatory Authorities.	49
7.5.	Access to Information; Confidentiality and Notification of Certain Matters.	50
7.6.	Press Releases.	51
7.7.	Tax Treatment.	51
7.8.	Employee Benefits and Contracts.	52
7.9.	Indemnification.	53
7.10.	Seller Operating Functions.	55

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7.11.	Shareholder Litigation.	55
7.12.	Legal Conditions to Merger; Additional Agreements.	55
7.13.	Closing Financial Statements.	55
7.14.	Dividends.	56
7.15.	Change of Method.	56
7.16.	Restructuring Efforts.	56
7.17.	Takeover Statutes.	57
7.18.	Exemption from Liability under Section 16(b).	57
7.19.	Document Archiving.	57
7.20.	Subordinated Notes.	57

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		58

8.1.	Conditions to Obligations of Each Party.	58
8.2.	Conditions to Obligations of Buyer.	58
8.3.	Conditions to Obligations of Seller.	60

ARTICLE 9 TERMINATION		61

9.1.	Termination.	61
9.2.	Effect of Termination.	62
9.3.	Non-Survival of Representations and Covenants.	62

ARTICLE 10 MISCELLANEOUS		62

10.1.	Definitions.	62
10.2.	Referenced Pages.	74
10.3.	Expenses.	76
10.4.	Entire Agreement; No Third-Party Beneficiaries.	77
10.5.	Amendments.	77
10.6.	Waivers.	78
10.7.	Assignment.	78
10.8.	Notices.	78
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	79
10.10.	Counterparts; Signatures.	80
10.11.	Captions; Articles and Sections.	80
10.12.	Interpretations.	80
10.13.	Enforcement of Agreement.	80
10.14.	Severability.	81
10.15.	Confidential Supervisory Information.	81

Exhibit A - Form of Seller Voting Agreement

Seller’s Disclosure Memorandum

Buyer’s Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 18, 2021, by and between Simmons First National Corporation, an Arkansas corporation (“Buyer”), and Spirit of Texas Bancshares, Inc., a Texas corporation (“Seller”).

Preamble

The respective boards of directors of Seller and Buyer have approved and adopted this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders. Under the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the Arkansas Business Corporation Act of 1987 (the “ABCA”) and the Texas Business Organizations Code (the “TBOC”), Seller will merge with and into Buyer (the “Merger”), with Buyer as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

As a condition and an inducement for Buyer to enter into this Agreement, each of the directors and certain executive officers of Seller has simultaneously with the execution of this Agreement entered into a Support and Non-Competition Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in substantially the form of Exhibit A.

The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and the Parties intend that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Internal Revenue Code (and any comparable provision of state or local Law) for federal income tax purposes (and applicable state and local income tax purposes).

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.             Merger.

Under the terms and subject to the conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Buyer in accordance with applicable provisions of the ABCA and the TBOC with the effects set forth in the ABCA and the TBOC. Buyer shall be the surviving corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Seller in accordance with the ABCA and the TBOC. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

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1.2.             Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Buyer, located at 601 E. 3rd Street, Little Rock, Arkansas, 72201, or by electronic exchange of documents at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3.             Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the certificate of merger to be filed with the Secretary of State of the State of Texas. Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur by the later of (i) April 8, 2022, or (ii) a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time) as determined by Buyer.

1.4.             Charter.

The Amended and Restated Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5.             Bylaws.

The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6.             Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.             Bank Merger.

Immediately following the Merger, Seller Bank will merge with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the surviving entity (“Surviving Entity”) in the Bank Merger. Following the Bank Merger, the separate corporate existence of Seller Bank shall terminate. The Parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Seller shall cause Seller Bank to approve the Subsidiary Plan of Merger, Seller as the sole shareholder of Seller Bank, shall approve the Subsidiary Plan of Merger and Seller shall cause the Subsidiary Plan of Merger to be duly executed by Seller Bank and delivered to Buyer Bank and (ii) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger, Buyer as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger and Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Seller Bank. Prior to the Effective Time, Seller shall cause Seller Bank, and Buyer shall cause Buyer Bank, to execute and file such articles of merger, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time.

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ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.             Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of either of the foregoing, the shares of Seller and Buyer shall be converted as follows:

(a)                Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Buyer from and after the Effective Time and shall not be affected by the Merger.

(b)                Each share of Seller capital stock issued and outstanding immediately prior to the Effective Time that is held by Seller, any Seller Subsidiary, Buyer or any Buyer Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Seller Dissenting Shares), subject to Section 2.3(c), shall be converted into the right to receive, without interest, the Per Share Stock Consideration.

(d)                Each share of Seller Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each certificate (an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to ownership of shares of Seller Common Stock (a “Book-Entry Share”)) registered in the transfer books of Seller that immediately prior to the Effective Time represented shares of Seller Common Stock shall thereafter cease to have any rights with respect to such Seller Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3.

2.2.             Anti-Dilution Provisions.

In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding between the date of this Agreement and the Effective Time as a result of a stock split, stock dividend, or recapitalization or similar corporate action with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be between the date of this Agreement and the Effective Time, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3.             Treatment of Seller Equity Rights.

(a)                At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock under Seller’s ST Financial Group, Inc. 2008 Stock Plan and Seller’s ST Financial Group, Inc. 2017 Stock Incentive Plan (each as amended from time to time), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Seller Stock Option”) shall be canceled and converted into the right to receive from Buyer a cash payment (“Seller Stock Option Payout”) equal to the applicable Seller Stock Option Amount. Notwithstanding the foregoing, any Seller Stock Option with an Option Exercise Price that equals or exceeds the Fully Diluted Per Share Value shall be canceled with no consideration being paid to the optionholder with respect to such Seller Stock Option. Buyer and Seller shall work cooperatively to facilitate the Seller Stock Option Payouts.

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(b)                At the Effective Time, each warrant granted by Seller to purchase shares of Seller Common Stock under the Seller Warrant Agreements, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Seller Warrant”) shall be canceled and converted into the right to receive from Buyer a cash payment (“Seller Warrant Payout”) equal to the applicable Seller Warrant Amount, all in accordance with the Warrant Cancellation Agreements. Notwithstanding the foregoing, any Seller Warrant with a Warrant Exercise Price that equals or exceeds the Fully Diluted Per Share Value shall be canceled with no consideration being paid to the warrantholder with respect to such Seller Warrant. Buyer and Seller shall work cooperatively to facilitate the Seller Warrant Payouts.

(c)                Notwithstanding anything herein to the contrary, if, before giving effect to this Section 2.3(c), the Cash Consideration would be less than $0.00, then (i) the Aggregate Cash Consideration shall be increased such that the Cash Consideration equals $0.00 (the amount by which the Aggregate Cash Consideration is increased shall be referred to as the “Aggregate Cash Increase”) and (ii) the Stock Consideration shall be decreased by the number of shares of Buyer Common Stock equal to the quotient obtained by dividing the Aggregate Cash Increase by the Average Closing Price (for the avoidance of doubt, if the quotient includes a fractional share, then the quotient shall be rounded up to the next whole share (for example, if the quotient is 1,000.34, then the quotient shall be rounded up to 1,001)). The foregoing adjustments and the effects thereof (based on certain assumptions) are illustrated in Section 2.3(c) of Buyer’s Disclosure Memorandum.

(d)                At the Effective Time, each unit in respect of a share of Seller Common Stock subject to vesting, repurchase, performance or other lapse restriction under Seller’s ST Financial Group, Inc. 2017 Stock Incentive Plan (as amended from time to time) that is outstanding immediately prior to the Effective Time (a “Seller Restricted Stock Unit”) shall fully vest and shall be canceled and converted into the right to receive the Per Share Stock Consideration payable pursuant to Section 2.1(c), treating the Seller Restricted Stock Units as if they are shares of Seller Common Stock for such purposes.

(e)                Without limiting Section 7.8 hereof, the board of directors of Seller or any committee thereof, as applicable, shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing (or such earlier time as may be applicable), adopt any resolutions and take any actions (which may include allowing holders of Seller Stock Options an opportunity to exercise such Seller Stock Options), and cause any actions to be taken, that are necessary or, in the reasonable determination of Buyer, advisable to effectuate the provisions of this Section 2.3, including having all holders of Seller Warrants execute a Warrant Cancellation Agreement to effectuate the provision in Section 2.3(b) and so that upon the Effective Time, there are no outstanding Seller Warrants.

2.4.             Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Old Certificates (or the exchange of Seller Restricted Stock Units), no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock or Seller Restricted Stock Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Old Certificates delivered, and all Seller Restricted Stock Units held, by such Holder) shall receive, in lieu thereof, a cash payment rounded up to the nearest whole cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock that such holder of shares of Seller Common Stock or Seller Restricted Stock Units would otherwise have been entitled to receive pursuant to Sections 2.1(c) and 2.3(d) by (ii) the Average Closing Price (the “Fractional Share Payment”).

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ARTICLE 3
EXCHANGE OF SHARES

3.1.             Exchange Procedures.

(a)                Deposit of Exchange Fund. At or promptly following the Effective Time, Buyer shall deposit, or shall cause to be deposited, with Computershare, Buyer’s transfer agent, or another exchange agent reasonably acceptable to Buyer (the “Exchange Agent”), for the benefit of the holders of record of shares of Seller Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time and the holders of record of Seller Restricted Stock Units (collectively, the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at Buyer’s option, evidence of Buyer Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Buyer Certificates”) for shares of Buyer Common Stock equal to the Stock Consideration (for the avoidance of doubt, as may be adjusted under Section 2.3(c)) and (ii) immediately available funds for (A) any Fractional Share Payments to the extent then determinable and (B), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). Buyer shall instruct the Exchange Agent to timely pay the Exchange Fund in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Buyer or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Buyer and the Surviving Corporation and shall be paid to Buyer or the Surviving Corporation, as Buyer directs. No investment of the Exchange Fund shall relieve Buyer, the Surviving Corporation or the Exchange Agent from making the payments required by this Agreement and following any losses from any such investment, Buyer shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Buyer’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)                Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of an Old Certificate that is not a Book-Entry Share (but including an Old Certificate that is a Book-Entry Share, as well as a Seller Restricted Stock Unit, if required by the Exchange Agent or at the request of Buyer) a notice advising such Holders of the effectiveness of the Merger, including a customary letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Old Certificates (including Book-Entry Shares, if applicable) shall pass, only upon proper delivery of the Old Certificates (including Book-Entry Shares, if applicable), and instructions for surrendering the Old Certificates (including Book-Entry Shares, if applicable), to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of an Old Certificate (including Book-Entry Shares, if applicable), for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Old Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Old Certificates. The Per Share Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

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(c)                Share Transfer Books. At the Effective Time, the share transfer books of Seller shall be closed, and thereafter there shall be no further registration of transfers of shares of Seller Common Stock. From and after the Effective Time, Holders who held shares of Seller Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Old Certificate (including, for the avoidance of doubt, each Book-Entry Share) theretofore representing shares of Seller Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor. On or after the Effective Time, any Old Certificates presented to the Exchange Agent, Buyer or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration.

(d)                Dividends with Respect to Buyer Common Stock. No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Old Certificate with respect to the whole shares of Buyer Common Stock issuable with respect to such Old Certificate in accordance with this Agreement until the surrender of such Old Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Old Certificate (or affidavit of loss and other documentation required by the Exchange Agent, Buyer, or the Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Buyer Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Buyer Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

(e)                Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Buyer; and any former Holders who have not theretofore received any Merger Consideration to which they are entitled under this Agreement shall thereafter look only to Buyer and the Surviving Corporation for payment of their claims with respect thereto.

(f)                 No Liability. If any Old Certificates shall not have been surrendered (or canceled) prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Buyer, Seller, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Old Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                Withholding Rights. Each and any of Buyer, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Seller Stock Option Payouts, Seller Warrant Payouts or any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement, such amounts or property (or portions thereof) as Buyer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. Any amounts so deducted or withheld and remitted to the appropriate Regulatory Authority by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable.

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(h)                Lost Old Certificates. If any Old Certificate shall have been lost, stolen, mutilated or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Old Certificate, as applicable, to be lost, stolen, mutilated or destroyed and, if required by the Exchange Agent, Buyer, or the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent, Buyer, or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Old Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(i)                 Change in Name on Old Certificate. If any Buyer Certificate is to be issued in a name other than that in which the Old Certificates surrendered (or canceled) in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificates so surrendered (or canceled) shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent, Buyer or the Surviving Corporation in advance any transfer or other similar Taxes required by reason of the issuance of a Buyer Certificate in any name other than that of the registered Holder of the Old Certificates surrendered (or canceled), or required for any other reason, or shall establish to the satisfaction of the Exchange Agent, Buyer and the Surviving Corporation that such Tax has been paid or is not payable.

3.2.             Dissenting Shareholders.

(a)                Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Seller Common Stock pursuant to, and who complies in all respects with, the provisions of Sections 10.351 through 10.368 of the TBOC (“Section 10.351 et seq.”) (the “Seller Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in this Agreement (the “Seller Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Seller Dissenting Shares in accordance with the provisions of Section 10.351 et seq. At the Effective Time, all Seller Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Seller Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Seller Dissenting Shares in accordance with the provisions of Section 10.351 et seq. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 10.351 et seq., or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 10.351 et seq., then the right of such Holder to be paid the fair value of such Holder’s Seller Dissenting Shares under Section 10.351 et seq. shall cease and such Seller Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration.

(b)                Seller shall give prompt written notice (but in any event within 48 hours) to Buyer of any demands for appraisal of any shares of Seller Common Stock and any withdrawals of such demands, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Seller shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller hereby represents and warrants to Buyer as follows:

4.1.             Organization, Standing, and Power.

(a)                Status of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, is authorized under the Laws of the State of Texas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and Seller Bank, taken as a whole. Seller is duly registered with the Federal Reserve as a bank holding company under the BHC Act. Seller is duly registered and in good standing with the Texas Department of Savings and Mortgage Lending (“TDSML”) as a holding company under the Texas Savings Bank Act. True, complete and correct copies of the certificate of formation and bylaws of Seller, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. The certificate of formation and the bylaws of Seller comply with applicable Law.

(b)                Status of Seller Bank. Seller Bank is a direct, wholly owned Seller Subsidiary, is duly organized, validly existing and in good standing under the Laws of the State of Texas, is authorized under the Laws of the State of Texas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Seller Bank is authorized by the TDSML to engage in the business of banking as a state savings bank. Seller Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and Seller Bank, taken as a whole. True, complete and correct copies of the articles of incorporation and bylaws of Seller Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. The articles of incorporation and bylaws of Seller Bank comply with applicable Law.

4.2.             Authority of Seller; No Breach by Agreement.

(a)                Authority. Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Seller Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Seller Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Seller (including approval by and a determination by all of the members of the board of directors of Seller that this Agreement is advisable and in the best interests of Seller’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Seller), subject to the Seller Shareholder Approval. This Agreement has been duly executed and delivered by Seller. Subject to the Seller Shareholder Approval, and assuming the due authorization, execution and delivery by Buyer, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

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(b)                No Conflicts. Subject to the receipt of the Seller Shareholder Approval, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s certificate of formation, bylaws or other governing instruments, or the articles of incorporation, bylaws, or other governing instruments of Seller Bank or any other Seller Entity, or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals and the consents of counterparties to the Contracts listed in Section 4.2(c) of Seller’s Disclosure Memorandum (the “Contract Consents”), (x) violate any Law applicable to any Seller Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Seller Entity under any of the terms, conditions or provisions of any Contract or Permit of any Seller Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and Seller Bank, taken as a whole.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state Laws, the rules of Nasdaq, the TBOC, the ABCA, the Federal Deposit Insurance Act (the “FDIA”), the BHC Act, the Requisite Regulatory Approvals, and the Contract Consents, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Seller or Seller Bank, as applicable, of the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. As of the date hereof, Seller has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(d)                Seller Debt. Seller has no debt that is secured by Seller Bank capital stock.

4.3.             Capitalization of Seller.

(a)                Ownership. The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock, no par value, and 5,000,000 shares of Seller Preferred Stock, $1.00 par value per share. As of the close of business on November 16, 2021, (i) 17,261,959 shares of Seller Common Stock (excluding treasury shares) were issued and outstanding and (ii) 1,306,268 shares of Seller Common Stock were held by Seller in its treasury, (iii) 780,230 shares of Seller Common Stock were reserved for issuance upon the exercise of outstanding Seller Stock Options, (iv) 15,312 shares of Seller Common Stock were reserved for issuance upon the exercise of outstanding Seller Warrants, (v) 323,129 shares of Seller Common Stock were reserved for issuance upon the vesting of Seller Restricted Stock Units, and (vi) no shares of Seller Preferred Stock were issued and outstanding. As of the Effective Time, no more than (A) 18,057,501 shares of Seller Common Stock will be issued and outstanding (excluding treasury shares), (B) 1,306,268 shares of Seller Common Stock will be held by Seller in its treasury, and (C) no shares of Seller Preferred Stock will be issued and outstanding. As of immediately prior to the Effective Time, there will be no more than (I) 780,230 Seller Stock Options Outstanding, (II) 15,312 Seller Warrants Outstanding, and (III) 435,676 Seller Restricted Stock Units. Additionally, as of immediately prior to the Effective Time, there will be, in the aggregate, no more than 18,493,177 shares of Seller Common Stock that are either issued and outstanding or reserved for issuance upon the exercise or vesting of Seller Stock Options, Seller Warrants, or Seller Restricted Stock Units.

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(b)                Other Rights or Obligations. All of the issued and outstanding shares of capital stock (and other equity interest, including Seller Stock Options, Seller Warrants and Seller Restricted Stock Units) of Seller are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock (or other equity interest, including Seller Stock Options, Seller Warrants and Seller Restricted Stock Units) of Seller has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Seller.

(c)                Outstanding Equity Rights. Other than the Seller Stock Options, Seller Warrants, and Seller Restricted Stock Units outstanding as of the date of this Agreement and set forth in Sections 4.3(a)(iii-v), there are no (i) existing Equity Rights with respect to the securities of Seller or any Seller Subsidiary, (ii) Contracts under which any Seller Entity is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Seller or any Seller Subsidiary, (iii) Contracts under which Seller is or may become obligated to register shares of Seller’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Seller or any Seller Subsidiary is a party or of which Seller has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Seller or any Seller Subsidiary or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Seller or any Seller Subsidiary may vote. No Seller Subsidiary owns any capital stock of Seller.

4.4.             Capitalization of Seller Bank.

(a)                Capitalization of Seller Bank. The authorized capital stock of Seller Bank consists of (i) 10,000,000 shares of Seller Bank Common Stock, $4.00 par value per share. 60,000 shares of Seller Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Seller Bank Capital Stock (and other equity interests in Seller Bank) are directly and beneficially owned and held by Seller free and clear of any Lien.

(b)                Other Rights or Obligations. All of the issued and outstanding shares of Seller Bank Capital Stock (and other equity interests in Seller Bank) are duly and validly issued and outstanding and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of Seller Bank Capital Stock (or other equity interests in Seller Bank) has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Seller Bank.

(c)                Seller Bank. Seller Bank does not have any Subsidiaries nor own any equity interests in any other Person.

4.5.             Seller Subsidiaries.

(a)                Reserved.

(b)                Reserved.

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(c)                Seller does not have any direct or indirect Subsidiaries nor own any equity interests in any other Person other than Seller Bank. There are no (i) existing Equity Rights with respect to the securities of any Seller Subsidiary, (ii) Contracts under which any Seller Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any Seller Subsidiary, (iii) Contracts under which any Seller Subsidiary is or may become obligated to register shares of any Seller Subsidiary’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Seller Subsidiary is a party or of which Seller has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Seller Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Seller Subsidiary may vote.

4.6.             Regulatory Reports.

(a)                Regulatory Filings. Since December 31, 2017, Seller and each Seller Subsidiary has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the TDSML, the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve, and any other applicable Regulatory Authority, as the case may be. All such reports, certifications, forms, returns, filings, information, data, registrations, submissions, statements and documents required to be filed under any applicable Law, including any and all federal and state banking Laws, were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Seller Entity and (ii) except for routine communications between any Seller Entity and any Regulatory Authority in connection with normal examinations, has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Seller Entity. Subject to Section 10.15 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Seller, investigation into the business or operations of the Seller or the Seller Subsidiaries since December 31, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Seller is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)                Seller’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Seller or any Seller Subsidiary pursuant to the Securities Act or the Exchange Act, as the case may be, since April 26, 2018 (the “Seller SEC Reports”) is publicly available. No such Seller SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Seller SEC Reports.

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4.7.             Financial Matters.

(a)                Financial Statements. Seller has made available to Buyer the Seller Financial Statements. The Seller Financial Statements included or incorporated by reference in the Seller SEC Reports with respect to periods ending prior to the date of this Agreement (i) have been prepared from, and are in accordance with, the Books and Records of the Seller Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and, if applicable, with the published rules and regulations of the SEC, in each case, consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the unaudited financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Seller Entities as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of the Seller Entities for the respective periods set forth therein. The consolidated Seller Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and, if applicable, with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and year-end adjustments and (B) will fairly present in all material respects the consolidated financial condition of Seller as of the respective dates set forth therein and the results of operations, shareholders’ equity (except with respect to unaudited financial statements) and cash flows (except with respect to unaudited financial statements) of Seller for the respective periods set forth therein, subject in the case of unaudited financial statements to the omission of footnotes and year-end adjustments.

(b)                Call Reports. The financial statements contained in the Call Reports of Seller Bank for all of the periods ending on or after December 31, 2017 (i) have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (ii) fairly present in all material respects the financial condition of Seller Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Seller Bank to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (B) will fairly present in all material respects the financial condition of Seller Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Seller Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                Systems and Processes. Each of Seller and Seller Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Seller and Seller Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Seller Financial Statements and Seller Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Seller and Seller Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Seller Financial Statements and Seller Bank’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Seller and Seller Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2017, neither Seller nor Seller Bank nor, to Seller’s Knowledge, any Representative of any Seller Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Seller Financial Statements, Seller Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Seller Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing any Seller Entity, whether or not employed by any Seller Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Seller Entity or any of its officers, directors or employees to the board of directors of any Seller Entity or any committee thereof or to any director or officer of any Seller Entity. To Seller’s Knowledge, there has been no instance of fraud by any Seller Entity, whether or not material, that occurred during any period covered by Seller Financial Statements.

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(d)                Records. The records, systems, controls, data and information of the Seller Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Seller Entity or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and Seller Bank, taken as a whole. Seller and Seller Bank (i) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Seller Financial Statements and to ensure that information relating to Seller, including Seller Subsidiaries, is made known to the chief executive officer, chief financial officer or other members of executive management of Seller by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (B) which allow in all material respects for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Seller and Seller Subsidiaries, (C) that provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of management and directors of Seller and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s Assets that could have a material adverse effect on its financial statements and (ii) have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their outside auditors and the audit committee of their respective boards of directors (Y) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which could adversely affect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal control over financial reporting and (Z) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal control over financial reporting. To the Knowledge of Seller, there is no reason to believe that Seller’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)                Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Seller Financial Statements included in the Seller’s SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the outside auditor for Seller and Seller Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Seller or Seller Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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4.8.             Books and Records.

The Books and Records of Seller and Seller Bank have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Seller and Seller Bank.

4.9.             Absence of Undisclosed Liabilities.

No Seller Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2020, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Seller as of December 31, 2020 included in the Seller Financial Statements at and for the period ending December 31, 2020.

4.10.          Absence of Certain Changes or Events.

(a)                Since December 31, 2020, there has not been a Material Adverse Effect on Seller.

(b)                Since December 31, 2020, (i) the Seller Entities have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Seller Entity whether or not covered by insurance and (iii) none of the Seller Entities have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.11.          Tax.

(a)                All Seller Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course and automatically granted). All material Taxes of the Seller Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings) on any of the Assets of any of the Seller Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity is or may be subject to Taxes by that jurisdiction.

(b)                None of the Seller Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Seller Entity or the Assets of any Seller Entity. None of the Seller Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)                The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

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(e)                None of the Seller Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Seller Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group the common parent of which is or was Seller), or as a transferee or successor.

(f)                 During the two-year period ending on the date hereof, none of the Seller Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Seller Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)                Each Seller Benefit Plan, employment agreement, or other compensation arrangement of a Seller Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Internal Revenue Code, and the regulations thereunder, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No Seller Entity has any obligation to gross-up or otherwise reimburse any person for any Tax incurred by such person pursuant to Section 409A, Section 280G or Section 4999 of the Internal Revenue Code or otherwise. All Seller Stock Options and Seller Warrants were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Seller Stock Option and Seller Warrant is exempt from Section 409A of the Internal Revenue Code.

(h)                None of the Seller Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Seller Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of the Internal Revenue Code Section 6662.

(i)                 All Seller Entities have (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Internal Revenue Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.

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4.12.          Assets.

(a)                Each Seller Entity has good and marketable title to those Assets reflected in the most recent Seller Financial Statements as being owned by such Seller Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”). Seller is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Seller Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Seller, the lessor. There are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Seller. The Seller Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b)                Section 4.12(b) of Seller’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Seller Entity or otherwise occupied by a Seller Entity or used or held for use by any Seller Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of Seller’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Seller Entity other than such Seller Entity, and no Person other than a Seller Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Seller Entity. Seller or a Seller Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)                All leases of Real Property under which any Seller Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Seller or such Seller Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Seller Entity or, to Seller’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)                The Assets reflected in the most recent Seller Financial Statements which are owned or leased by the Seller Entities, and in combination with the Real Property, the Intellectual Property of any Seller Entity, and contractual benefits and burdens of the Seller Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Seller Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.13.          Intellectual Property; Privacy.

(a)                Each Seller Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Seller Entity as it is currently conducted. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with its business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Seller Entity and the use of any Intellectual Property by each Seller Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Seller in writing that any Seller Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Seller Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Spirit of Texas Bancshares,” “Spirit of Texas Bancshares, Inc.,” “Spirit of Texas Bank,” and “Spirit of Texas Bank SSB” trademarks will be transferred to Buyer or Buyer Bank in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Buyer shall have right and title to the “Spirit of Texas Bancshares,” “Spirit of Texas Bancshares, Inc.,” “Spirit of Texas Bank,” and “Spirit of Texas Bank SSB” trademarks and trade names. All of the Seller Entities’ right to the use of and title to the names “Spirit of Texas Bancshares,” “Spirit of Texas Bancshares, Inc.,” “Spirit of Texas Bank,” and “Spirit of Texas Bank SSB” will be transferred to Buyer in connection with the completion of the transactions contemplated by this Agreement.

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(b)                (i) The computer, information technology and data processing systems, facilities and services used by the Seller Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Seller Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Seller Entities as currently conducted. To Seller’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any Seller Entity, and each Seller Entity has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Seller Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Seller Entities in all material respects. Each Seller Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)                Each Seller Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Seller’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any Seller Entity or any other Person.

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4.14.          Environmental Matters.

(a)                Each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2017, in compliance, in all material respects, with all Environmental Laws.

(b)                There is no Litigation pending or, to the Knowledge of Seller, threatened before Regulatory Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Seller Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and the Seller Entities, taken as a whole, nor is any such order threatened.

4.15.          Compliance with Laws.

(a)                Each Seller Entity has, and since December 31, 2017 has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith in all material respects). There has occurred no material Default under any such Permit and to the Knowledge of Seller no suspension or cancellation of any such material Permit is threatened. None of the Seller Entities:

(i)                 is in Default under any of the provisions of its certificate of formation, articles of incorporation, or bylaws (or other governing instruments);

(ii)               is in material Default under any Laws, Orders, or material Permits applicable to its business or employees conducting its business; or

(iii)             subject to Section 10.15, has since December 31, 2017 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Seller Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)                Each Seller Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)                Each director, officer, shareholder, manager, and employee of the Seller Entities that has been engaged at any time in the development, use or operation of the Seller Entities and their respective Assets, and each Independent Contractor, is and has been in compliance in all material respects with all applicable Laws relating to the development, use or operation of the Seller Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Seller, threatened against any of the Seller Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Laws.

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(d)                Seller Bank has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) subject to Section 10.15, timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e)                Subject to Section 10.15, Seller and Seller Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

(f)                 Since December 31, 2017, each Seller Entity has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including accounts for which any Seller Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2017, no Seller Entity, or, to Seller’s Knowledge, any director, officer, or employee of any Seller Entity, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

4.16.          Foreign Corrupt Practices.

No Seller Entity, or, to the Knowledge of Seller, any director, officer, employee, agent or other Person acting on behalf of a Seller Entity has, directly or indirectly, (i) used any funds of any Seller Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Seller Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any Seller Entity, (v) made any fraudulent entry on the Books and Records of any Seller Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Seller Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Seller Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Seller Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened. Each Seller Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Seller Entity has established and maintained a system of internal controls designed to ensure compliance by the Seller Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.17.          Community Reinvestment Act Performance.

Seller Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Seller Bank having its current rating lowered such that it is no longer “satisfactory” or better.

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4.18.          Labor Relations.

(a)                No Seller Entity is the subject of any pending or, the Knowledge of Seller, threatened Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Seller Entity, predecessor, or Affiliate of a Seller Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to any Seller Entity’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Seller Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Seller Entity pending or, to the Knowledge of Seller, threatened and there have been no such actions or disputes since December 31, 2017. To the Knowledge of Seller, since December 31, 2017, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. The employment of each employee of each Seller Entity is terminable at will by the relevant Seller Entity without any penalty, liability or severance obligation incurred by any Seller Entity.

(b)                Section 4.18(b) of Seller’s Disclosure Memorandum separately sets forth all of Seller’s employees, including for each such employee: name, job title, hire date, full- or part-time status, status as a regular, temporary or contract employee, exemption status, work location (identified by street address), current compensation rate, all fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Seller’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and permanent resident card or immigration application status. To Seller’s Knowledge, no employee of any Seller Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties on behalf of any Seller Entity. Each current and former employee of the Seller Entities who has contributed to the creation or development of any Intellectual Property owned by any Seller Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Seller Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Seller Entities. No Key Employee of any Seller Entity has provided written notice to a Seller Entity of his or her intent to terminate his or her employment with the applicable Seller Entity as of the date hereof, and, as of the date hereof, to Seller’s Knowledge, no Key Employee intends to terminate his or her employment with Seller before Closing. To Seller’s Knowledge, the Seller Entities have properly classified all employees for purposes of eligibility for overtime pursuant to the Fair Labor Standards Act and any other applicable Law.

(c)                Section 4.18(c) of Seller’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided personal services to any Seller Entity as an independent contractor, consultant, freelancer or other similar service provider (collectively, “Independent Contractors”) during the prior two years and which have been paid over $30,000 in any 12-month period. A copy of each Contract relating to the services provided by any such Independent Contractor to a Seller Entity has been made available to Buyer prior to the date hereof. Each Independent Contractor ever retained by the Seller Entities who has contributed to the creation or development of any Intellectual Property owned by any Seller Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Seller Entities and the Seller Entities are the owner of all rights in and to all Intellectual Property created by each Independent Contractor in performing services for the Seller Entities vesting all rights in work product created in the Seller Entities. The Seller Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. The Seller Entities have properly classified, pursuant to the Internal Revenue Code, and any other applicable Law, and under Seller Benefit Plans, all Independent Contractors used by the Seller Entities, or other individuals who provided services as non-employees to any Seller Entity, at any point. The engagement of each Independent Contractor of each Seller Entity is terminable at will by the relevant Seller Entity without any penalty, liability or severance obligation incurred by any Seller Entity.

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(d)                The Seller Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)                The Seller Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Seller Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of Taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.

(f)                 There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by, or any allegations of sexual or other misconduct, harassment or discrimination have been made against, any current, former or prospective employee of any Seller Entity since December 31, 2017, nor, to Seller’s Knowledge, are there any such claims or charges currently threatened by any current, former or prospective employee of any Seller Entity. To the Knowledge of Seller, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws. No Seller Entity has entered into any settlement agreement related to allegations of sexual or other misconduct, harassment or discrimination by any employee.

(g)                All of the Seller Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The Seller Entities have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects.

(h)                Since December 31, 2017, none of the Seller Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)                 The Seller Entities have (i) implemented, to the extent required, policies and procedures to enable social distancing and remote working environments for employees of the Seller Entities, (ii) taken commercially reasonable steps to ensure regular disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iii) required all employees who report experiencing symptoms of COVID-19 (including cough, shortness of breath or fever) to either stay home or to go home immediately, as applicable. The Seller Entities have complied in all material respects with all applicable Laws related to the Pandemic, including “shelter in place,” “essential business” and similar Pandemic Measures and applicable Laws concerning employee leaves of absence. Section 4.18(i) of Seller’s Disclosure Memorandum lists all of the following for the Seller Entities since March 1, 2020, or otherwise in response to or in connection with the Pandemic or business circumstances related thereto: (i) employee furloughs; (ii) reductions in employee salary, other compensation, benefits or hours; (iii) employee lay-offs or terminations; or (iv) other material changes in employee policies, practices or terms and conditions.

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(j)                 Reserved.

4.19.          Employee Benefit Plans.

(a)                Seller has made available to Buyer prior to the execution of this Agreement, true, complete and correct copies of each Employee Benefit Plan (including all amendments thereto), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any Seller Entity or Seller ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Seller or any Seller ERISA Affiliate has or may have any obligation or Liability (each, a “Seller Benefit Plan”). For the avoidance of doubt, the term “Seller Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Independent Contractors, or other beneficiaries of a Seller Entity or any of its affiliates are eligible to participate. Section 4.19(a) of Seller’s Disclosure Memorandum has a complete and accurate list of all Seller Benefit Plans. No Seller Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Seller has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Seller Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Seller Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Seller Benefit Plan, and (vi) all actuarial valuations of Seller Benefit Plans.

(b)                Each Seller Benefit Plan is and has been maintained in compliance with the terms of such Seller Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws in all material respects. No Seller Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Seller Benefit Plan and on which such Seller Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that would be reasonably expected to result in the loss of the qualified status of such Seller Benefit Plan. Within the past three years, no Seller Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Seller Benefit Plan. All assets of each Seller Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)                There are no pending or, to the Knowledge of Seller, threatened claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Seller Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Seller Benefit Plan.

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(d)                No Seller Entity or any Affiliate of Seller has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Seller Benefit Plan and no prohibited transaction has occurred with respect to any Seller Benefit Plan that would be reasonably expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code. No Seller Entity, Seller Entity employee, nor any committee of which any Seller Entity employee is a member has breached his or her fiduciary duty with respect to a Seller Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Seller Benefit Plan. To Seller’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a Seller Entity or any Seller Entity employee, has breached his or her fiduciary duty with respect to a Seller Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Seller Benefit Plan. The treatment of the awards of Seller Equity Rights as required under Section 2.3 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement.

(e)                Neither Seller nor any Seller ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Internal Revenue Code; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Internal Revenue Code; (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law); (v) except as set forth on Section 4.19(e) of Seller’s Disclosure Memorandum, a self-funded health or welfare benefit plan; or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code). Each self-funded health or welfare benefit plan set forth on Section 4.19(e) of Seller’s Disclosure Memorandum is covered under a stop-loss insurance policy, and Seller has provided Buyer with copies of each such stop-loss insurance policy.

(f)                 Each Seller Benefit Plan or other arrangement of a Seller Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Internal Revenue Code in all material respects, in each case such that no Tax is or has been due or payable under Section 409A(a)(1) of the Internal Revenue Code.

(g)                Each Seller Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010 in all material respects. No Seller Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Seller Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980, 4980B through 4980I, or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which would reasonably be expected to give rise to such Tax.

(h)                Reserved.

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(i)                 All contributions required to be made to any Seller Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Seller.

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Seller Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any Seller Entity to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust, (c) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Seller Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(j) of Seller’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Seller Benefit Plan provides for, and no Seller Entity has any obligation or commit to provide, the gross-up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

4.20.          Material Contracts.

(a)                None of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by or receives benefits under, any Contract (whether written or oral), (i) that is either material to any Seller Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Seller Entity with the SEC if the Seller Entity were required to file or voluntarily filed such Form 10-K, (ii) that is an employment, severance, termination, consulting, or retirement Contract, (iii) relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $50,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, (iv) which prohibits or restricts any Seller Entity (and/or, following consummation of the transactions contemplated by this Agreement, any Buyer Entity) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (v) relating to the purchase or sale of any goods or services by a Seller Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $75,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Seller Entity in the Ordinary Course), (vi) which obligates any Seller Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Seller Entity to make available investment opportunities to any Person on a priority or exclusive basis, (vii) which limits the payment of dividends by any Seller Entity, (viii) pursuant to which any Seller Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited

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liability company or other similar entity, (ix) pursuant to which any Seller Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (x) which relates to Intellectual Property of Seller, (xi) between any Seller Entity, on the one hand, and (A) any officer or director of any Seller Entity, or (B) to the Knowledge of Seller, any (1) record or beneficial owner of five percent or more of the voting securities of Seller, (2) Affiliate or family member of any such officer, director or record or beneficial owner or (3) any other Affiliate of Seller, on the other hand, except those of a type available to employees of Seller generally, (xii) that provides for payments to be made by any Seller Entity upon a change in control thereof, (xiii) that may not be canceled by Buyer, Seller or any of their respective Subsidiaries (A) at their convenience (subject to no more than 90 days’ prior written notice), or (B) without payment of a penalty or termination fee equal to or greater than $50,000 (assuming such Contract was terminated on the Closing Date), (xiv) containing any standstill or similar agreement pursuant to which Seller has agreed not to acquire Assets or equity interests of another Person, (xv) that provides for indemnification by any Seller Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (xvi) with or to a labor union or guild (including any collective bargaining agreement), (xvii) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Seller Entity, taken as a whole, (xviii) that would be terminable other than by a Seller Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (xix) any other Contract or amendment thereto that is material to any Seller Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course, (xx) any Seller Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this Agreement, the obtainment of the Seller Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, (xxi) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Seller Entity, or (xxii) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by any Seller Entity on 30 days or less notice without any required payment or other conditions, other than the condition of notice). Each Contract of the type described in this Section 4.20(a), whether or not set forth in Seller’s Disclosure Memorandum, together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Seller Contracts.”

(b)                With respect to each Seller Contract: (i) the Seller Contract is legal, valid and binding on a Seller Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Seller Contract; (iv) no other party to any such Seller Contract is, to the Knowledge of Seller, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Seller, threatened cancellations of any Seller Contract.

(c)                Seller has made available true, complete and correct copies of each Seller Contract in effect as of the date hereof. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty or premium.

4.21.          Agreements with Regulatory Authorities.

Subject to Section 10.15, no Seller Entity is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or Seller Bank’s acceptance of brokered deposits (each, whether or not set forth in Seller’s Disclosure Memorandum, a “Seller Regulatory Agreement”), nor has any Seller Entity been advised in writing or, to Seller’s Knowledge, orally, since December 31, 2017, by any Regulatory Authority that Seller Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

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4.22.          Investment Securities.

(a)                Each Seller Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of a Seller Entity. Such securities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)                Each Seller Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of their respective businesses, and each Seller Entity has, since December 31, 2017, been in compliance with such policies, practices and procedures in all material respects.

4.23.          Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Seller Entity or for the account of a customer of any Seller Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and in all material respects with applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Seller Entity party thereto and, to the Knowledge of Seller, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. The Seller Entities and, to the Knowledge of Seller, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Seller, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Seller Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Seller Entities in accordance with GAAP.

4.24.          Legal Proceedings.

(a)                There is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened, against any Seller Entity or against any current or former director, officer or employee of a Seller Entity in their capacities as such or against any Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Seller Entity or the Assets of any Seller Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Seller Entity.

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(b)                Section 4.24(b)(i) of Seller’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Seller Entity is a party. There is no Order to which any Seller Entity is subject (or that, upon consummation of the Merger, would apply to any Seller Entity).

4.25.          Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Buyer with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to the Seller Entities and other portions within the reasonable control of the Seller Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)                None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus, and any other documents to be filed by a Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Seller’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

4.26.          State Takeover Statutes and Takeover Provisions.

Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No Seller Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Buyer entitled to vote in the election of Buyer’s directors.

4.27.          Opinion of Financial Advisor.

Seller has received the opinion of Stephens, Inc., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions, procedures, matters, qualifications, and limitations on the scope of review undertaken by Stephens, Inc., as set forth therein, the consideration to be paid to the Holders of Seller Common Stock in the Merger is fair, from a financial point of view, to such Holders. Such opinion has not been amended or rescinded.

4.28.          Tax and Regulatory Matters.

No Seller Entity or, to the Knowledge of Seller, any Affiliate thereof has taken or agreed to take any action, and Seller does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

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4.29.          Loan Matters.

(a)                No Seller Entity is a party to any written or oral Loan in which any Seller Entity is a creditor which as of September 30, 2021, had an outstanding balance of $25,000 or more and under the terms of which the obligor was, as of September 30, 2021, over 90 days or more delinquent in payment of principal or interest and not on a non-accrual status. Except as such disclosure may be limited by any applicable Law, Section 4.29(a) of Seller’s Disclosure Memorandum sets forth a true, complete and correct list of all of the Loans of the Seller Entities that, as of September 30, 2021, had an outstanding balance of $25,000 or more and were (i) on a non-accrual status, (ii) classified by the Seller Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (iii) subject to a deferral or payment modification (including the date on which such Loans are to return to the contractual payment schedule in place prior to the deferral or payment modification), in any case (i), (ii) or (iii), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of September 30, 2021.

(b)                Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Seller Entity and are complete and correct in all material respects.

(c)                Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the Seller Entity’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)                None of the Contracts pursuant to which any Seller Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by any Seller Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Seller and the Seller Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)                (i) Section 4.29(e) of Seller’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by a Seller Entity to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”)) of any Seller Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

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(f)                 Subject to Section 10.15, no Seller Entity is now nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.30.          Deposits.

All of the deposits held by Seller Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Seller Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Seller Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Seller, threatened.

4.31.          Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Seller Financial Statements was, as of the date of each of the Seller Financial Statements, in compliance with Seller’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, is adequate.

4.32.          Insurance.

Seller Entities are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Seller’s Disclosure Memorandum contains a true, complete and correct list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Seller Entities, correct and complete copies of which policies have been provided to Buyer prior to the date hereof. The Seller Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Seller Entities, Seller or Seller Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Seller’s Knowledge, no Seller Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Seller’s Knowledge, is the termination of any such policies threatened.

4.33.          OFAC; Sanctions.

No Seller Entity nor any director or officer or, to the Knowledge of Seller, any Representative or other Person acting on behalf of any Seller Entity has (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

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4.34.          Brokers and Finders.

Except for Stephens, Inc., neither Seller nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.35.          Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Seller Entity, on the one hand, and (a) any officer, director or record or beneficial owner of five percent or more of the voting securities of any Seller Entity, (b) to Seller’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Seller or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Seller, on the other hand, except those, in each case, of a type available to employees of Seller generally and, in the case of Seller Bank, that are in compliance with Regulation O and Regulation W.

4.36.          No Investment Adviser Subsidiary.

No Seller Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.37.          No Broker-Dealer Subsidiary.

No Seller Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38.          No Insurance Subsidiary.

No Seller Entity conducts insurance operations that require a license from any Regulatory Authority under any applicable Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer hereby represents and warrants to Seller as follows:

5.1.             Reserved.

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5.2.             Organization, Standing, and Power.

(a)                Status of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer is a bank holding company duly registered with the Federal Reserve under the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act.

(b)                Status of Buyer Bank. Buyer Bank is a direct, wholly owned Subsidiary of Buyer, is duly organized, validly existing and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Buyer Bank is authorized by the Arkansas State Bank Department (“ASBD”) to engage in the business of banking as a commercial bank. Buyer Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer Bank.

5.3.             Authority; No Breach by Agreement.

(a)                Authority. Buyer has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer (including, approval by, and a determination by the board of directors of Buyer that this Agreement is advisable and in the best interests of Buyer’s shareholders). This Agreement has been duly executed and delivered by Buyer. Subject to the Seller Shareholder Approval, and assuming the due authorization, execution and delivery by Seller, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)                No Conflicts. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s articles of incorporation, bylaws or other governing instruments, or any resolution adopted by the board of directors or the shareholders of any Buyer Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Buyer Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Buyer Entity under any of the terms, conditions or provisions of any Contract or Permit of any Buyer Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

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(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the ABCA, the TBOC, the Laws of the States of Arkansas and Texas, the FDIA, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Buyer has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

5.4.             Capitalization of Buyer.

(a)                Ownership. The authorized capital stock of Buyer consists of (i) 175,000,000 shares of Buyer Common Stock, of which 114,829,595 shares are issued and outstanding as of November 16, 2021, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Buyer, of which 767 shares are issued and outstanding as of November 16, 2021. As of November 16, 2021, no more than 8,500,000 shares of Buyer Common Stock are subject to Buyer Stock Options or other Equity Rights in respect of Buyer Common Stock, and no more than 8,500,000 shares of Buyer Common Stock were reserved for future grants under the Buyer Stock Plans. Upon any issuance of any shares of Buyer Common Stock in accordance with the terms of the Buyer Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)                Other Rights or Obligations. All of the issued and outstanding shares of capital stock (and other equity interest) of Buyer are, and all shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock (or other equity interest) of Buyer has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Buyer.

(c)                Outstanding Equity Rights. Other than the Buyer Stock Options and the Buyer Restricted Stock Awards, in each case, outstanding as of the date of this Agreement, there are no existing Equity Rights with respect to the securities of Buyer or Buyer Bank as of the date of this Agreement.

5.5.             Buyer Subsidiaries.

Buyer or Buyer Bank owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Buyer Subsidiaries. The deposits in Buyer Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

5.6.             Regulatory Reports.

(a)                Buyer’s Reports. Since December 31, 2017, Buyer has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

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(b)                Buyer’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Buyer Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2017 (the “Buyer SEC Reports”) is publicly available. No such Buyer SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Buyer SEC Reports.

(c)                Buyer Bank’s Reports. Since December 31, 2017, each of Buyer and Buyer Bank has duly filed with ASBD, the Federal Reserve, and any other applicable Regulatory Authority, as the case may be, all reports, forms, returns, filings, information, data, registrations, submissions, statements, certifications and documents required to be filed or furnished by each of Buyer and Buyer Bank under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Buyer Entity and (ii) except for routine communications between any Buyer Entity and any Regulatory Authority in connection with normal examinations, has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Buyer Entity.

5.7.             Financial Matters.

(a)                Financial Statements. The Buyer Financial Statements included or incorporated by reference in the Buyer SEC Reports (i) have been prepared from, and are in accordance with, the Books and Records of the Buyer Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and, if applicable, with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the unaudited financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Buyer Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Buyer Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated Buyer Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and, if applicable, with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and year-end adjustments, and (B) will fairly present in all material respects the consolidated financial condition of Buyer as of the respective dates set forth therein and the results of operations, shareholders’ equity (except with respect to unaudited financial statements) and cash flows (except with respect to unaudited financial statements) of Buyer for the respective periods set forth therein, subject in the case of unaudited financial statements to the omission of footnotes and year-end adjustments.

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(b)                Call Reports. The financial statements contained in the Call Reports of Buyer Bank for the periods ending on or after December 31, 2017 (i) have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (ii) fairly present in all material respects the financial condition of Buyer Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Buyer Bank to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (B) will fairly present in all material respects the financial condition of Buyer Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Buyer Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                Systems and Processes. Each of Buyer and Buyer Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Buyer and Buyer Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Buyer Financial Statements and Buyer Bank’s financial statements, including the Call Report and (ii) in a timely manner accumulate and communicate to Buyer’s and Buyer Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Buyer Financial Statements and Buyer Bank’s financial statements, including the Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) provide that access to Buyer and Buyer Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) provide that the reporting of such Assets is compared with existing Assets at regular intervals. Neither Buyer nor Buyer Bank nor, to Buyer’s Knowledge, any Representative of any Buyer Entity has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Buyer Financial Statements, the Buyer Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Buyer Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Buyer Entity has engaged in questionable accounting or auditing practices. No attorney representing any Buyer Entity, whether or not employed by any Buyer Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors or employees to the board of directors of Buyer or Buyer Bank or any committee thereof or to any director or officer of Buyer or Buyer Bank. To Buyer’s Knowledge, there has been no instance of fraud by any Buyer Entity, whether or not material, that occurred during any period covered by the Buyer Financial Statements.

(d)                Records. The records, systems, controls, data and information of the Buyer Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Buyer Entity or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer and Buyer Bank, taken as a whole. Buyer and Buyer Bank (i) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) and (ii) have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their outside auditors and the audit committee of their respective boards of directors (Y) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which could adversely affect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal control over financial reporting and (Z) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal control over financial reporting. To the Knowledge of Buyer, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

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(e)                Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements included in the Buyer’s SEC Reports is, and has been throughout the periods covered thereby, "independent" within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the outside auditor for Buyer and Buyer Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Buyer or Buyer Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.8.             Absence of Undisclosed Liabilities.

No Buyer Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2020, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Buyer as of December 31, 2020 included in the Buyer Financial Statements at and for the period ending December 31, 2020.

5.9.             Absence of Certain Changes or Events.

Since December 31, 2020, there has not been a Material Adverse Effect on Buyer.

5.10.          Tax.

(a)                All Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course and automatically granted). All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings) on any of the Assets of any of the Buyer Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b)                None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity or the Assets of any Buyer Entity. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Buyer Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

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(d)                During the two-year period ending on the date hereof, none of the Buyer Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Buyer Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(e)                None of the Buyer Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.11.          Compliance with Laws.

(a)                Each Buyer Entity has, and since December 31, 2017, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. There has occurred no material Default under any such Permit and to the Knowledge of Buyer no suspension or cancellation of any such material Permit is threatened. None of the Buyer Entities:

(i)                 is in material Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)               is in material Default under any Laws, Orders, or material Permits applicable to its business or employees conducting its business; or

(iii)             subject to Section 10.15, has since December 31, 2017 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Buyer Entity is not in compliance in any material respect with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or troubled condition.

(b)                Each of Buyer and Buyer Bank is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

5.12.          Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any current or former director, officer or employee of a Buyer Entity in their capacities as such or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Buyer Entity or the Assets of any Buyer Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Buyer Entity.

5.13.          Statements True and Correct.

None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Buyer with the SEC (or the Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, or any other documents to be filed by any Buyer Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby) will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference) (or, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Seller; or, with respect to any other documents, at the respective times such documents are filed), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Buyer Entities and other portions within the reasonable control of Buyer Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

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5.14.          Tax and Regulatory Matters.

No Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof has taken or agreed to take any action, and Buyer does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15.          Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Buyer nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.             Affirmative Covenants of Seller.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld, delayed or conditioned), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.1(a) of Seller’s Disclosure Memorandum, Seller shall, and shall cause each of the Seller Subsidiaries to, (i) operate its business only in the Ordinary Course, and (ii) use its reasonable best efforts to: (x) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), (y) maintain its rights, authorizations, franchise, advantageous business relationships with customers, vendors, strategic partners, suppliers, and others doing business with it, and (z) maintain the services of its officers and Key Employees. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Seller will use its reasonable best efforts to provide Buyer with prior written notice of any actions Seller or any Seller Subsidiary takes with respect to the Pandemic, including Pandemic Measures, that differ from or are inconsistent with actions taken by Seller with respect to the Pandemic prior to the date of this Agreement.

(b)                Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Seller shall provide, and shall cause Seller Bank also to provide, to Buyer a report describing all of the following which has occurred in the prior two weeks:

(i)                 new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $50,000 or more (provided that, if a Contract has a term of 12 months or less, it must be included only if it provides for aggregate payments of $75,000 or more); and

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(ii)               new Loans or commitments (including a letter of credit) for Loans in excess of $200,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $200,000, or any material amendments or modifications to Loans in excess of $200,000.

(c)                Beginning with the month of November 2021, Seller shall provide, and shall cause Seller Bank also to provide, to Buyer a monthly report and reasonable attestation, in the form set forth in Section 6.1(c) of the Buyer’s Disclosure Memorandum, concerning Seller’s and Seller Bank’s asset quality. Such report and reasonable attestation shall reflect information as of the end of the relevant month and shall be provided to Buyer no later than the tenth day after such month end (for example, the November 2021 report and reasonable attestation shall reflect information as of November 30, 2021, and shall be provided to Buyer no later than December 10, 2021), unless the tenth day is not a Business Day, in which case such report and reasonable attestation will be provided on the next Business Day.

6.2.             Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Seller’s Disclosure Memorandum, Seller covenants and agrees that it will not do or agree or commit to do, or cause or permit any Seller Subsidiary to do or agree or commit to do, any of the following:

(a)                amend the certificate of formation, articles of incorporation, bylaws or other governing instruments of any Seller Entity;

(b)                incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Seller to Seller Bank or of Seller Bank to Seller, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank or Federal Reserve, security repurchase arrangements or other short term liquidity funding of Seller Bank, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)                (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Seller Entity other than in connection with Seller Benefit Plans, or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Seller’s capital stock or other equity interests (except for regular quarterly cash dividends by Seller (and consistent with Seller’s past practice) at a rate not to exceed $0.12 per share of Seller Common Stock; provided, however, that Seller shall not make, declare, or pay any such dividend if, as of the date of its action, Seller would be unable to satisfy the conditions outlined in Section 8.2(f));

(d)                issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock or any other capital stock of any Seller Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than issuances of Seller Common Stock in connection with the exercise of vested Seller Stock Options or Seller Warrants, or the vesting of Seller Restricted Stock Units, in each case that were outstanding as of the close of business on November 16, 2021; provided that such issuances of Seller Common Stock in connection with the exercise of Seller Stock Options and Seller Warrants occur prior to the Determination Date);

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(e)                directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Seller Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Seller Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)                 (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Seller Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned Seller Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)                (i) grant any increase in compensation or benefits to the employees or officers of any Seller Entity, except as required by Law, (ii) pay any (x) severance or termination pay or (y) bonus, in either case other than pursuant to a Seller Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Seller Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Seller Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Seller Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.3(e)) or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) whose annual base compensation is greater than $100,000, or (ix) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h)                enter into, amend or renew any employment or Independent Contractor Contract between any Seller Entity and any Person requiring payments thereunder in excess of $75,000 in any 12-month period that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 except with respect to a Seller Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Seller Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Seller Benefit Plan, terminate or withdraw from, or amend, any Seller Benefit Plan, (ii) make any distributions from such Seller Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan;

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(j)                 except in each case as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP, as applicable, make any change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any material Tax election, Tax accounting method, taxable year or period; file any amended material Tax Return, stop maintaining withholding certificates in respect of any person required to be maintained under the Internal Revenue Code or the Treasury Regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes; settle or compromise any Tax liability of any Seller Entity; enter into any closing agreement with respect to any Tax; surrender any right to claim a Tax refund; or claim any other Tax relief or Tax benefit under a COVID-19 Relief Law;

(k)                commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Seller Entity for money damages in excess of $50,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any Seller Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)                 (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $50,000 or more, (B) Seller Contract or any Contract which would be a Seller Contract if it were in existence on the date hereof, (C) Contract referred to in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in the foregoing clause (i);

(m)              (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including the offering of new products or any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(n)                make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(o)                except as required by applicable Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p)                materially change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(q)                alter materially its interest rate or fee pricing policies with respect to depository accounts of any Seller Subsidiary or waive any material fees with respect thereto;

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(r)                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(s)                 make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Seller Bank), except (i) secured Loans or commitments for Loans with a principal balance less than $1,500,000 in compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement consistent with past practices, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit any Seller Entity to acquire such Loans), (ii) unsecured Loans or commitments for Loans with a principal balance equal to or less than $250,000 in compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement consistent with past practices, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit any Seller Entity to acquire such Loans), and (iii) amendments or modifications of any existing Loan in full compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement consistent with past practices without utilization of any of the exceptions provided in such underwriting policy and related loan policies (provided that such Loan is not a Criticized Loan) (for purposes of requesting consent under this Section 6.2(s), Seller and Buyer shall follow the procedures set forth in Section 6.2(s) of Buyer’s Disclosure Memorandum);

(t)                 other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(u)                cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(v)                permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(w)              enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(x)                foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(y)                notwithstanding any other provision hereof, take any action that is intended or which could reasonably be expected to (i) impede, adversely affect or delay consummation of the transactions contemplated by this Agreement or the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iii) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

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(z)                agree to take, make any commitment to take, or adopt any resolutions of Seller’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.             Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as expressly contemplated herein or as set forth in Section 6.3 of Buyer’s Disclosure Memorandum, Buyer covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the articles of incorporation, bylaws or other governing instruments of Buyer or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would affect Seller or the holders of Seller Common Stock adversely relative to other holders of Buyer Common Stock;

(b)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)                take any action that is intended or which could reasonably be expected to (i) impede, adversely affect or materially delay consummation of the transactions contemplated by this Agreement or the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iii) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(d)                agree to take, make any commitment to take, or adopt any resolutions of Buyer’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4.             Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, neither Party shall be obligated to disclose to the other Party any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable Law.

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ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.             Registration Statement; Proxy Statement/Prospectus; Shareholder Approval.

(a)                Buyer and Seller shall promptly prepare and file with the SEC a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement/Prospectus”) and Buyer shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Buyer and Seller agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Buyer and Seller agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Seller shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders promptly following the date of effectiveness of the Registration Statement. Buyer also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b)                Seller shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Seller’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Seller Shareholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of shareholders. Seller agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure, or communication to Seller of any Acquisition Proposal.

(c)                Seller shall, subject to Section 7.2(c), (i) through its board of directors unanimously recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby (the “Seller Recommendation”), (ii) include such Seller Recommendation in the Proxy Statement/Prospectus and (iii) use its reasonable best efforts to obtain the Seller Shareholder Approval. If requested by Buyer, Seller shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Buyer in connection with obtaining the Seller Shareholder Approval. Subject to Section 7.2(c), neither the board of directors of Seller nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Buyer the Seller Recommendation, (B) fail to make the Seller Recommendation or otherwise submit this Agreement to Seller’s shareholders without recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the Seller Recommendation within ten Business Days (or such fewer number of days as remains prior to Seller’s Shareholders’ Meeting) after an Acquisition Proposal is made public or any request by Buyer to do so, (E) subject to Section 7.2(f), take any action, or make any public statement, filing or release inconsistent with the Seller Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the Seller Recommendation”).

(d)                Seller shall adjourn or postpone Seller’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Seller shall also adjourn or postpone Seller’s Shareholders’ Meeting if, as of the time for which Seller’s Shareholders’ Meeting is scheduled, Seller has not received proxies representing a sufficient number of shares necessary to obtain the Seller Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Section 9.1, Seller’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at Seller’s Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation. Seller shall only be required to adjourn or postpone Seller’s Shareholders’ Meeting two times pursuant to the first two sentences of this Section 7.1(d).

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7.2.             Acquisition Proposals.

(a)                No Seller Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (v) except as otherwise expressly provided in this Section 7.2, otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Seller shall constitute a breach of this Section 7.2 by Seller. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, Seller shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)                Promptly (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Seller shall advise Buyer in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Seller shall as promptly as practicable provide to Buyer (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Seller shall provide Buyer as promptly as practicable (but in no event more than 48 hours) with notice setting forth all such information as is necessary to keep Buyer informed on a reasonably current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(c)                Notwithstanding anything herein to the contrary, at any time prior to Seller’s Shareholders’ Meeting, the board of directors of Seller may submit this Agreement to Seller’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended), if (i) Seller has received a Superior Proposal (after giving effect to the terms of any revised offer by Buyer pursuant to this Section 7.2(c)), and (ii) the board of directors of Seller has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be inconsistent with the directors’ fiduciary duties under applicable Law to make or continue to make the Seller Recommendation; provided, that the board of directors of Seller may not take the actions set forth in this Section 7.2(c) unless:

(i)                 Seller has complied in all material respects with this Section 7.2;

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(ii)               Seller has provided Buyer at least five Business Days prior written notice of its intention to take such action and the information set forth under Section 7.2(b));

(iii)             during such five Business Day period, Seller has considered and negotiated, and has caused its financial advisors and outside legal counsel to consider and negotiate, with Buyer in good faith (to the extent Buyer desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Buyer; and

(iv)              the board of directors of Seller has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by Buyer prior to the close of business on the fifth Business Day of such five Business Day period, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be inconsistent with the directors’ fiduciary duties under applicable Law to make or continue to make the Seller Recommendation.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(c) and will require a new determination and notice period as referred to in this Section 7.2(c).

(d)                Seller and Seller Subsidiaries shall, and Seller shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Buyer, Buyer Bank and their Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of Seller determines in good faith, after consultation with its outside legal counsel, that it would be inconsistent with the directors’ fiduciary duties under applicable Law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(e)                Nothing contained in this Agreement shall prevent Seller or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of Seller; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(f)                 Notwithstanding anything to the contrary in Section 7.2(a), if Seller or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to the Seller Shareholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Seller and its Representatives may, prior to (but not after) the Seller’s Shareholders’ Meeting, take the following actions if the board of directors of Seller (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Seller’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement are in each provision with respect to Buyer (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Seller): (A) furnish information to (but only if Seller shall have provided such information to Buyer prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person and its Representatives with respect to such unsolicited, bona fide written Acquisition Proposal.

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7.3.             Exchange Listing.

Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of Seller Common Stock pursuant to this Agreement, and Buyer shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.             Consents of Regulatory Authorities.

(a)                The Parties and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such Permits and Consents. Each of the Parties shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Buyer Entities be required, and the Seller Entities shall not be permitted (without Buyer’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction or condition, involving the Buyer Entities or the Seller Entities, which is materially burdensome on Buyer’s or Buyer Bank’s business or on the business of Seller or Seller Bank, in each case following the Closing, or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Buyer to such a degree that Buyer would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)                Each of the Parties shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement; provided, that Seller shall not have the right to review portions of material filed by Buyer or Buyer Bank with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information, in which case, to the extent reasonably practicable, the Parties will make appropriate substitute disclosure arrangements. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Except for non-material communications relating to a regulatory application, approval process, status, or similar matters, to the extent reasonably practicable, each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c)                Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the transactions contemplated by this Agreement.

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7.5.             Access to Information; Confidentiality and Notification of Certain Matters.

(a)                Each Party shall promptly advise the other Party of any fact, change, event, effect, condition, occurrence, development or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the disclosing Party or (ii) which the disclosing Party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.1, 8.2, or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the disclosing Party, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.1, 8.2, or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the other Party.

(b)                Prior to the Effective Time, Seller shall permit the Representatives of Buyer to make or cause to be made such investigation of the business, Assets, Liabilities, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as Buyer reasonably requests and furnish to Buyer promptly all other information concerning its business, Assets, Liabilities, information technology systems, Contracts, Books and Records, and personnel and such other information as Buyer may reasonably request. No investigation by Buyer shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Seller in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement or to the extent that Seller may impose any reasonable restrictions with respect to in-person access in light of the Pandemic or the Pandemic Measures, including the health and safety of its employees. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Without limiting the foregoing, and for the avoidance of doubt, subject to applicable Law, Seller shall permit the Representatives of Buyer and Buyer Bank to observe meetings of committees or similar groups established to review and approve potential Loans or similar matters.

(c)                Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the Confidentiality and Nondisclosure Agreement, dated July 12, 2021, between Buyer and Seller (the “Confidentiality Agreement”).

(d)                Prior to the Effective Time, Seller shall promptly notify Buyer of any material change in the ordinary course of its or its Subsidiaries’ business or in the operation of its or its Subsidiaries’ properties and, to the extent permitted by applicable Law, of any material Litigation (or communications indicating that the same may be contemplated), or the institution or the threat of a material Litigation involving Seller or any other Seller Entity.

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7.6.             Press Releases.

The Parties shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of the Party’s outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.             Tax Treatment.

(a)                Each of the Parties intends, and undertakes and agrees to use its respective reasonable best efforts to cause, the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes, and none of the Parties shall take any action that would cause the Merger to not so qualify. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, and 361 of the Internal Revenue Code (and any comparable provision of state or local Law) for federal income tax purposes (and applicable state and local income tax purposes).

(b)                Each of the Parties shall use its respective reasonable best efforts to cause their appropriate officers to execute and deliver to Covington certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to Covington, at such time or times as may be reasonably requested by Covington, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

(c)                Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each Party shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (and any comparable provision of applicable Law) and shall not take any inconsistent position therewith in any Tax Return.

(d)                Prior to Closing, Seller shall (i) deliver to Buyer and mail to the IRS in accordance with Treasury Regulation Section 1.897-2(h) (1) a statement, in form and substance satisfactory to Buyer, certifying that every Seller Entity is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Internal Revenue Code, which statement shall satisfy the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with (2) a notice prepared and executed in accordance with Treasury Regulations Section 1.897-2(h) to the IRS; and (ii) together therewith, furnish to Buyer proof of mailing the items described in subclause (i).

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7.8.             Employee Benefits and Contracts.

(a)                For a period of one year following the Effective Time, except as contemplated by this Agreement, any Buyer Entity shall provide generally to employees who are actively employed by a Seller Entity on the Closing Date (“Covered Employees”) while employed by such Buyer Entity following the Closing Date employee benefits under Buyer Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Buyer Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Buyer Entity. Until such time as Buyer shall cause the Covered Employees to participate in the applicable Buyer Benefit Plans, the continued participation of the Covered Employees in the Seller Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Buyer Benefit Plans may commence at different times with respect to each of Buyer Benefit Plans). For purposes of determining eligibility to participate and vesting under Buyer Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under the applicable Buyer Entity’s paid time off program, the service of the Covered Employees with a Seller Entity prior to the Effective Time shall be treated as service with a Buyer Entity participating in such Buyer Benefit Plans, to the same extent that such service was formally recognized by the Seller Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Buyer Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)                Prior to the Closing Date, the Seller Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Seller Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). Seller shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Buyer with the final documentation evidencing that the 401(k) Plans have been terminated.

(c)                Upon request by Buyer in writing prior to the Closing Date, the Seller Entities shall cooperate in good faith with Buyer prior to the Closing Date to amend, freeze, terminate or modify any other Seller Benefit Plan to the extent and in the manner determined by Buyer effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Seller shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Seller a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)                Without limiting the generality of Section 10.4, nothing in this Section 7.8, expressed or implied, is intended to confer upon any Person (other than the Parties or their respective successors), including any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Seller Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Seller or any of their respective Affiliates; (ii) alter or limit the ability of the Surviving Corporation, Buyer or any of their Subsidiaries or Affiliates to amend, modify or terminate any Seller Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with Buyer or any Buyer Subsidiaries, the Surviving Corporation or the Seller Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Buyer or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

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(e)                On the Closing Date, Seller shall provide Buyer with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

7.9.             Indemnification.

(a)                For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Seller Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any actual or threatened Litigation arising out of or pertaining to, the fact that such person is or was a director or officer of the Seller Entities or, at a Seller Entity’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under such Seller Entity’s certificate of formation and bylaws (or other applicable governing documents) as in effect as of the date of this Agreement (or, in the case of Seller’s bylaws, as in effect as of the Closing Date) (and subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any such Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)                The Surviving Corporation shall use its reasonable best efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Seller’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller’s directors and officers, 200% of the annual premium payments currently paid on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Buyer, or Seller in consultation with Buyer, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Buyer or Seller in consultation with Buyer may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Buyer and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

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(c)                Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof; provided that the failure to so notify shall not relieve the Surviving Corporation of its obligations hereunder except to the extent that it is materially prejudiced by such failure. In the event of any such Claim (whether arising before or after the Effective Time): (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and Buyer and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, Seller’s certificate of formation and bylaws as in effect as of the date of this Agreement (or, in the case of Seller’s bylaws, as in effect as of the Closing Date) (subject to applicable Law); provided, that Buyer or the Surviving Corporation shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Buyer and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or not required by Seller’s certificate of formation and bylaws as in effect as of the date of this Agreement (or, in the case of Seller’s bylaws, as in effect as of the Closing Date) (subject to applicable Law).

(d)                If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e)                The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and their respective heirs and Representatives.

(f)                 Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Buyer’s board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of Seller or Seller Bank; (ii) the Buyer’s board of directors determines that the payment will not materially affect the Buyer’s or Buyer Bank’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse Buyer, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

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7.10.          Seller Operating Functions.

Seller and Seller Bank shall cooperate with Buyer and Buyer Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Corporation and the Surviving Entity, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.          Shareholder Litigation.

Each of Seller and Buyer shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Seller or Buyer, as applicable, threatened against Seller, Buyer or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Seller, Buyer or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Seller shall give Buyer prompt notice of any shareholder litigation against Seller or its directors or officers relating to the transactions contemplated by this Agreement and shall give Buyer every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any Seller Entity without Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.12.          Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Seller and Buyer shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and Bank Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, any Regulatory Authority and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with, or to effect, the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Seller, on the other hand) or to vest the Surviving Corporation and the Surviving Entity with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Merger and Bank Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.13.          Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Seller shall provide Buyer with Seller’s consolidated financial statements presenting the financial condition of Seller and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Seller’s consolidated results of operations, cash flows, and shareholders’ equity for the period from January 1, 2021, through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 15th day of the month, Seller shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments, except that such Closing Financial Statements may omit the footnote disclosure required by GAAP. Such Closing Financial Statements shall be accompanied by, as of the date of such Closing Financial Statements, (a) accruals or estimates for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, (b) the capital ratios set forth in Section 8.2(f), (c) the asset quality metrics set forth in Section 8.2(d), and (d) a certificate of Seller’s chief financial officer, dated as of the date of such delivery of the Closing Financial Statements, to the effect that such financial statements meet the requirements of this Section 7.13 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Seller in all material respects (which certification shall be reaffirmed in the certificates required to be delivered pursuant to Section 8.2(c)).

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7.14.          Dividends.

After the date of this Agreement, each of Buyer and Seller shall coordinate with the other regarding the declaration of any dividends in respect of Buyer Common Stock and (to the extent permitted by this Agreement) Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that, Holders of Seller Common Stock shall not receive two or more dividends, or fail to receive one dividend, attributable to any particular quarter with respect to their shares of Seller Common Stock and any shares of Buyer Common Stock any such Holder receives in exchange therefor in the Merger.

7.15.          Change of Method.

Buyer may at any time prior to the Effective Time change the method or structure of effecting the combination of Seller and Buyer (including by providing for the merger of Seller with a wholly owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Seller agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.16.          Restructuring Efforts.

If Seller shall have failed to obtain the Seller Shareholder Approval at the duly convened Seller’s Shareholders’ Meeting, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its shareholders or adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.16) to Seller’s shareholders for approval; provided that the Parties shall have no obligations under this Section 7.16 if Seller has received a Superior Proposal without breaching this Agreement.

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7.17.          Takeover Statutes.

Neither Buyer or Seller or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Buyer and Seller and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18.          Exemption from Liability under Section 16(b).

Seller and Buyer agree that, in order to most effectively compensate and retain those officers and directors of Seller subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Seller Insiders”), both prior to and after the Effective Time, it is desirable that Seller Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Seller Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of Buyer and of Seller, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Seller Common Stock and (ii) any acquisitions of Buyer Common Stock pursuant to the transactions contemplated by this Agreement and by any Seller Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.19.          Document Archiving.

Seller shall, prior to the Closing Date, (i) electronically archive and index copies of all documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof, to the extent requested by Buyer, (ii) archive in a central location all physical documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof, to the extent requested by Buyer, and (iii) comply with any other reasonable requests by Buyer regarding documents associated with Loans, the underwriting, servicing, administration, or monitoring thereof, or the storage of emails. If Buyer terminates this Agreement pursuant to Section 9.1(c) or Section 9.1(f), then Buyer shall promptly reimburse Seller and Seller Bank for any reasonable third-party costs incurred by Seller or Seller Bank in connection with their performance of the document archiving obligations in this Section 7.19.

7.20.          Subordinated Notes.

For the avoidance of doubt, upon the Effective Time, Buyer or one of its Subsidiaries shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Seller or its Subsidiaries under Seller’s 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Subordinated Notes”), and the due and punctual payments of the principal of and any premium and interest on the Subordinated Notes according to their terms. If requested by Buyer, Seller will, or cause its Subsidiaries to, reasonably cooperate with Buyer to facilitate the prompt redemption (to the extent possible) or assumption of the Subordinated Notes at or following the Closing.

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ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.             Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)                Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

(b)                Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, the ASBD, the TDSML, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer and Seller (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)                Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger).

(d)                Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                Exchange Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance (if such approval is required by Nasdaq).

(f)                 Tax Matters. The Parties shall have received a written opinion of Covington, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Seller and Buyer reasonably satisfactory in form and substance to such counsel.

8.2.             Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Buyer pursuant to Section 10.6:

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(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c), 4.4(a), 4.5, 4.10(a), 4.15, 4.21, 4.34, and 4.35 shall be true and correct (except, only with respect to Section 4.3(a), for inaccuracies which are de minimis in amount). The representations and warranties of Seller set forth in Sections 4.3(b), 4.4(b), 4.6, 4.7, 4.9, 4.11, 4.12(a), 4.16, 4.18, 4.22(a), 4.25, 4.27, 4.28, 4.29, 4.30, 4.32, and 4.33 be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and Seller Bank, taken as a whole; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants. Seller shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Certificates. Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Seller and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Seller’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d)                Asset Quality. In each case as reflected in the Closing Financial Statements, (i) Delinquent Loans shall not exceed 0.70% of total Loans, (ii) Non-Performing Loans shall not exceed 0.60% of total Loans, (iii) the calculation of Non-Performing Assets to total Assets shall not be in excess of 0.50%, (iv) Classified Assets to Tier 1 capital plus ALLL ratio shall not be in excess of 9.80%, (v) Non-Performing Assets shall not exceed $12,000,000, (vi) Classified Assets shall not exceed $35,000,000, and (vii) ALLL to total Loans shall exceed 0.70%.

(e)                Dissenting Shares. Holders of not more than five percent of the outstanding shares of Seller Common Stock shall have demanded, properly and in writing, appraisal for such shares of Seller Common Stock held by each such holder under Section 10.351 et seq.

(f)                 Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Seller Bank shall be “well capitalized” as defined under applicable Law, (ii) Seller Bank’s Tier 1 leverage ratio shall be no less than 10.25%, (iii) Seller Bank’s Tier 1 risked-based capital ratio shall be no less than 13.00%, (iv) Seller Bank’s total risked-based capital ratio shall be no less than 13.50%, (v) Seller Bank’s common equity Tier 1 ratio shall be no less than 13.00%, and (vi) Seller Bank shall not have received any notification from TDSML or FDIC to the effect that the capital of Seller Bank is insufficient to permit Seller Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition; provided that the conditions contained in Sections 8.2(f)(ii) through 8.2(f)(v) shall be waived by Buyer if the failure to satisfy such conditions is due primarily to the growth of Seller Bank’s Assets, as determined by Buyer in its reasonable discretion after consultation with Seller and Seller’s legal counsel and financial advisor and considering in good faith the results of such consultation.

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(g)                Termination of Contracts. Seller shall have delivered to Buyer evidence satisfactory to Buyer in its discretion that each Contract listed in Section 8.2(g) of Seller’s Disclosure Memorandum has been terminated in its entirety. In addition, Seller shall have delivered to Buyer evidence satisfactory to Buyer in its discretion that each Contract listed in Section 8.2(g) of Buyer’s Disclosure Memorandum has been terminated in its entirety.

(h)                Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition as determined by Buyer in its sole discretion after consultation with Seller and Seller’s legal counsel and financial advisor and considering in good faith the results of such consultation.

(i)                 Document Archiving. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (and in such reasonable detail as Buyer and their counsel shall request), to the effect that it has fulfilled its obligations under Section 7.19 in all material respects.

(j)                 Seller Warrants. Seller shall have delivered to Buyer duly executed Warrant Cancellation Agreements from all holders of Seller Warrants.

8.3.             Conditions to Obligations of Seller.

The obligations of Seller to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Seller pursuant to Section 10.6:

(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Sections 5.4(a), 5.4(c) and 5.9 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Buyer set forth in Sections 5.4(b), 5.13 and 5.14 shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer and Buyer Bank, taken as a whole; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants. Buyer shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Certificates. Buyer shall have delivered to Seller (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

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ARTICLE 9
TERMINATION

9.1.             Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                by mutual written agreement of Buyer and Seller;

(b)                by either Party, by written notice to the other Party, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised any Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval or (B) any Regulatory Authority shall have requested that Buyer, Seller or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, unless in each case the failure to obtain the Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein, (ii) subject to the terminating Party’s compliance with Section 7.16, the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to contest and appeal the application of such Law or Order or remove such Order;

(c)                by either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by November 30, 2022, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)                by Buyer, by written notice to Seller, in the event that the board of directors of Seller has (i) failed to make the Seller Recommendation or otherwise effected a Change in the Seller Recommendation, (ii) breached the terms of Section 7.2 in any material respect adverse to Buyer, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold Seller’s Shareholders’ Meeting in accordance with Section 7.1;

(e)                by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Buyer, or Section 8.3, in the case of a termination by Seller, and which is not cured within 45 days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)); or

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(f)                 by Buyer, by written notice to Seller, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.             Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination or abandonment shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement occurring prior to such termination or abandonment.

9.3.             Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5 (the confidentiality provisions), 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.          Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Seller or publicly announced to Seller’s shareholders and whether binding or non-binding) by any Person (other than a Buyer Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Buyer Entity) of 20% or more in interest of the total outstanding voting securities of any Seller Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Seller Entities, or any tender offer or exchange offer that if consummated would result in any Person (other than a Buyer Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of any Seller Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Seller Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Seller Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Seller Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of the Seller Entities, taken as a whole.

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“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; and, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Aggregate Cash Consideration” means cash in the amount of $0.00.

“Aggregate Cash Equivalent Consideration” means the product of the Stock Consideration and the Average Closing Price.

“Aggregate Stock Option Payout” means the sum of all Seller Stock Option Payouts.

“Aggregate Warrant Payout” means the sum of all Seller Warrant Payouts.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Buyer Common Stock for the twenty consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

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“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in Little Rock, Arkansas, or Houston, Texas, are authorized or obligated by Law or executive order to close.

“Buyer Bank” means Simmons Bank, an Arkansas chartered bank.

“Buyer Benefit Plan” means each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or Buyer ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Buyer or any Buyer ERISA Affiliate has or may have any obligation or Liability.

“Buyer Common Stock” means the $0.01 par value common stock of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer ERISA Affiliate” means any entity which together with a Buyer Entity would be treated, at the relevant time, as a single employer under Internal Revenue Code Section 414.

“Buyer Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Buyer as of December 31, 2020, and as of December 31, 2019 and 2018 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2020, and for each of the two fiscal years ended December 31, 2019 and 2018 as filed by Buyer in SEC Documents and (ii) the consolidated statements of condition of Buyer (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2020.

“Buyer Restricted Stock Award” means each award of shares of Buyer Common Stock or other Equity Right to shares of Buyer Common Stock subject to vesting, repurchase, performance or other lapse restriction granted under a Buyer Stock Plan.

“Buyer Stock Options” means each option or other Equity Right to purchase shares of Buyer Common Stock pursuant to stock options or stock appreciation rights.

“Buyer Stock Plans” means the existing stock option and other stock-based compensation plans of Buyer designated as follows: Simmons Executive Stock Incentive Plan – 2006; Simmons Outside Director Stock Incentive Plan – 2006; Simmons Executive Stock Incentive Plan – 2010; Simmons Outside Director Stock Incentive Plan – 2014; and the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer after the date hereof and held as a Subsidiary by Buyer at the Effective Time.

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“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Seller Bank or Buyer Bank.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)).

“Cash Consideration” means the Aggregate Cash Consideration less the sum of (i) the Aggregate Stock Option Payout and (ii) the Aggregate Warrant Payout.

“Classified Assets” means all Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of the Seller Entities that were classified by a Seller Entity as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“COVID-19” means the disease caused by the SARS-CoV-2 virus, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks related thereto.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Regulatory Authority that grants to any Person the ability (i) to defer, reduce or eliminate any Taxes, (ii) to borrow or otherwise secure financing (including any PPP Loans), (iii) to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Coronavirus Response Act, and the Consolidated Appropriations Act, 2021.

“Covington” means Covington & Burling LLP, headquartered at One CityCenter, 850 10th St NW, Washington, DC.

“Criticized Loan” means a Loan that was classified by a Seller Entity as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

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“Delinquent Loans” means all Loans with principal or interest that are 30-89 days past due.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the tenth (10th) Business Day prior to the Closing Date, provided that if shares of the Buyer Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the tenth Business Day prior to the Closing Date on which shares of Buyer Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

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“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“Fully Diluted Per Share Value” means the quotient obtained by dividing the Total Dilution Consideration by the Fully Diluted Seller Shares Outstanding.

“Fully Diluted Seller Shares Outstanding” means the sum of (i) the Seller Shares Outstanding, (ii) the Seller Stock Options Outstanding, and (iii) the Seller Warrants Outstanding.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

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“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any Seller Entity having the position of Senior Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer (to the extent applicable to such Person), chief operating officer, or general counsel (to the extent applicable to such Person) of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest-bearing assets) to which any Seller Entity is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special, punitive and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

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“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance (provided that, for purposes of determining materiality in the case of Section 4.20, each monetary amount stated in such section shall be deemed to be the greater of the amount that is stated or $100,000).

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or applicable regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Seller and Buyer, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the Pandemic and the implementation of the Pandemic Measures) in the jurisdictions in which Seller or Buyer Bank operate or (I) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), (G) and (H), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby; provided, further, that the application of the conditions in Section 8.2(d) and Section 8.2(f) is independent of the definition of Material Adverse Effect and the satisfaction or lack of satisfaction of the requirements therein is not determinative of whether a Material Adverse Effect has otherwise occurred.

“Merger Consideration” means the sum of (A) the Per Share Stock Consideration, (B) the Fractional Share Payment (if any), and (C) any dividends or distributions (if any) pursuant to Section 3.1(d).

“Nasdaq” means the Nasdaq Global Select Market.

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“Non-Performing Assets” means (i) Non-Performing Loans and (ii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Non-Performing Loans” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing and (ii) all Loans with principal and/or interest that are nonaccruing.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Option Exercise Price” means the exercise price of a Seller Stock Option.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the Party’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to any Party, shall take into account the commercially reasonable action or inaction by such Party and its Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed or made available to the other Party prior to the date hereof or as otherwise generally consistent with those actions taken by banks generally.

“OREO” means “other real estate owned” or words of similar import as reflected in the Seller Financial Statements.

“Pandemic” means any outbreaks, epidemics or pandemics relating to COVID-19, or any evolutions or mutations thereof.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, masking, shut down, closure, sequester or other Laws or directives, guidelines or recommendations promulgated by any Regulatory Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Seller or Buyer, and “Parties” means Seller and Buyer.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

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“Per Share Stock Consideration” means the quotient obtained by dividing the Stock Consideration (for the avoidance of doubt, as may be adjusted under Section 2.3(c)) by the Seller Shares Outstanding.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“PPP Loan” means (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed on or after December 31, 2017, in the case of Buyer, or on or after April 26, 2018, in the case of Seller, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Seller pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the ASBD, the TDSML, the Consumer Financial Protection Bureau, the Public Company Accounting Oversight Board, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Buyer Entities with the SEC on or after December 31, 2017, or by any Seller Entities with the SEC on or after April 26, 2018, as applicable.

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“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller Bank” means Spirit of Texas Bank SSB, a state savings bank under the laws of Texas and a wholly owned Seller Subsidiary.

“Seller Bank Capital Stock” means, collectively, Seller Bank Common Stock and any other class or series of capital stock of Seller Bank.

“Seller Bank Common Stock” means the common stock, par value $4.00 per share, of Seller Bank.

“Seller Common Stock” means the common stock, no par value, of Seller.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller ERISA Affiliate” means any entity which together with a Seller Entity would be, at the relevant time, treated as a single employer under Internal Revenue Code Section 414.

“Seller Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Seller as of December 31, 2020, and as of December 31, 2019, 2018, and 2017 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2020, and for each of the four fiscal years ended December 31, 2019, 2018, and 2017 as filed by Seller in SEC Documents and (ii) the consolidated statements of condition of Seller (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2020.

“Seller Shares Outstanding” means the total number of shares of Seller Common Stock and Seller Restricted Stock Units outstanding immediately prior to the Effective Time.

“Seller Subsidiary” means the Subsidiaries of Seller, which shall include Seller Bank, the entities set forth on Schedules 4.4(c) and 4.5(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Seller after the date hereof and held as a Subsidiary by Seller at the Effective Time.

“Seller Stock Option Amount” means the Fully Diluted Per Share Value less the Option Exercise Price.

“Seller Stock Options Outstanding” means the total number of shares of Seller Common Stock underlying the Seller Stock Options as of immediately prior to the Effective Time.

“Seller Warrant Agreements” means those warrant agreements issued by Seller in connection with Seller’s acquisition of Oasis Bank in 2012.

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“Seller Warrant Amount” means the Fully Diluted Per Share Value less the Warrant Exercise Price.

“Seller Warrants Outstanding” means the total number of shares of Seller Common Stock underlying the Seller Warrants as of immediately prior to the Effective Time.

“Stock Consideration” means 18,325,000 shares of Buyer Common Stock.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Seller determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Seller’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Buyer), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Total Dilution Consideration” means the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Cash Equivalent Consideration, (iii) the product obtained by multiplying the Weighted Average Option Exercise Price by the Seller Stock Options Outstanding, and (iv) the product obtained by multiplying the Weighted Average Warrant Exercise Price by the Seller Warrants Outstanding.

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“Treasury Regulations” means the United States Treasury Regulations promulgated under the Internal Revenue Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs or plant closings).

“Warrant Cancellation Agreements” means the agreements effectuating the cancellation of the Seller Warrants as provided in Section 2.3, in form and substance reasonably satisfactory to Buyer.

“Warrant Exercise Price” means the exercise price of a Seller Warrant.

“Weighted Average Option Exercise Price” means the weighted average Option Exercise Price for all the Seller Stock Options Outstanding.

“Weighted Average Warrant Exercise Price” means the weighted average Warrant Exercise Price for all the Seller Warrants Outstanding.

10.2.          Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	52
ABCA	4
Aggregate Cash Increase	7
Agreement	4
ALLL	32
ASBD	34
Bank Merger	5
Bankruptcy and Equity Exceptions	12
Book-Entry Share	6
Burdensome Condition	49
Buyer	4
Buyer Certificates	8
Buyer SEC Reports	36
Canceled Shares	6
Change in the Seller Recommendation	46
Chosen Courts	79
Claim	53
Closing	5
Closing Date	5
Closing Financial Statements	56
Confidentiality Agreement	50

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Covered Employees	52
DOL	24
Effective Time	5
Exchange Agent	8
Exchange Fund	8
FDIA	12
FDIC	14
Fractional Share Payment	8
Holders	8
Indemnified Party	53
Independent Contractors	23
IRS	22
Maximum Amount	53
Merger	4
Money Laundering Laws	22
Old Certificate	6
Party	70
PBGC	25
Permitted Liens	19
Personally Identifiable Information	20
Pool	31
Proxy Statement/Prospectus	46
Real Property	19
Regulation O	31
Requisite Regulatory Approvals	58
Sanctioned Countries	32
Sanctions	33
Sarbanes-Oxley Act	16
Section 10.351 et seq.	10
Seller	4
Seller Bank	72
Seller Bank Capital Stock	72
Seller Bank Common Stock	72
Seller Benefit Plan	25
Seller Contracts	28
Seller Dissenting Shareholders	10
Seller Dissenting Shares	10
Seller Financial Statements	72
Seller Recommendation	46
Seller Regulatory Agreement	29
Seller Restricted Stock Unit	7
Seller SEC Reports	14
Seller Shareholder Approval	11
Seller Stock Option	7
Seller Stock Option Payout	7
Seller Warrant	7
Seller Warrant Payout	7
Seller’s Shareholders’ Meeting	46
Subsidiary Plan of Merger	5
Surviving Corporation	4
Surviving Entity	5

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Systems	20
Takeover Statutes	30
Tax Opinion	58
TBOC	4
TDSML	11
Termination Fee	77
Voting Agreement	4

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuous basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.          Expenses.

(a)                Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)                Notwithstanding the foregoing, if:

(i)                 (A) either Seller or Buyer terminates this Agreement pursuant to (1) Section 9.1(b)(ii) or (2) Section 9.1(c), or (B) Buyer terminates this Agreement pursuant to Section 9.1(e), and, in each case, within 12 months of such termination Seller shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (provided that, for purposes of this Section 10.3(b)(i), each reference to “20%” in the definition of Acquisition Transaction shall be deemed to be a reference to “50%”); or

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(ii)               Buyer shall terminate this Agreement pursuant to Section 9.1(d),

then Seller shall pay to Buyer an amount equal to $22,750,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)                The payment of the Termination Fee by Seller pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Buyer, in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d) or 9.1(e). The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Seller shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.          Entire Agreement; No Third-Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Seller and Buyer, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.          Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Seller Shareholder Approval has been obtained; provided, that after obtaining the Seller Shareholder Approval, there shall be made no amendment that requires further approval by such Seller shareholders.

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10.6.          Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Seller Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7.          Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.          Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Buyer:	Simmons First National Corporation
601 E. 3rd Street, 12th Floor
Little Rock, Arkansas 72201
Attention: George Makris, Jr., Chairman and CEO
Email: george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation
601 E. 3rd Street, 12th Floor
Little Rock, Arkansas 72201
Attention: George Makris III, EVP, General Counsel, & Secretary
Email: george.a.makris@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001

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Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com;
Attention: Charlotte May
Email: cmay@cov.com

Seller:	Spirit of Texas Bancshares, Inc.
1836 Spirit of Texas Way
Conroe, Texas 77301
Attention: Dean O. Bass, CEO
Email: dbass@sotb.com

Copy to Counsel:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Facsimile Number: (214) 740-7182
Attention: Peter G. Weinstock
Email: pweinstock@huntonak.com
Attention: Beth A. Whitaker
Email: bwhitaker@huntonak.com

10.9.          Governing Law; Jurisdiction; Waiver of Jury Trial

(a)                The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Seller shall be subject to the Laws of the State of Texas).

(b)                Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

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10.10.      Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of electronic means, including e-mail delivery of a “.pdf” format data file, to make or deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was made, transmitted or communicated through the use of electronic means, including e-mail delivery of a “.pdf” format data file, as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.      Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.      Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.      Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

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10.14.      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15.      Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) of a Regulatory Authority by any Party to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signatures on following page.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

spirit of texas bancshares, inc.

By:	/s/ Dean O. Bass
Name: Dean O. Bass
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]